EXHIBIT 4.2

AAR CORP.
SUPPLEMENTAL KEY EMPLOYEE RETIREMENT PLAN

As Amended and Restated Effective July 10, 2017

AAR CORP.
SUPPLEMENTAL KEY EMPLOYEE RETIREMENT PLAN

As Amended and Restated Effective July 10, 2017

i

AAR CORP.
SUPPLEMENTAL KEY EMPLOYEE RETIREMENT PLAN

As Amended and Restated Effective July 10, 2017

WHEREAS, the AAR CORP. Supplemental Key Employee Retirement Plan (the “Plan”) was adopted effective June 1, 1994, for designated Executive Officers and Key Employees of AAR CORP. and its Affiliated Companies who participate in the qualified retirement plans from time to time established and maintained by AAR CORP. (the “Company”).  The purpose of the Plan is to ensure that the retirement benefits provided to Executive Officers and Key Employees enhance the overall effectiveness of the Company’s executive compensation program and attract, retain and motivate such individuals; and

WHEREAS, the Company has previously amended the Plan and now desires to further amend and restate the Plan effective July 10, 2017.

NOW, THEREFORE, the Plan is hereby amended and restated, effective July 10, 2017, as set forth below:

ARTICLE I
DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1                               “Additional Supplemental Company Account” means the account maintained by the Company for a Participant under the Plan that is credited with Additional Supplemental Company Contributions.

1.2                               “Additional Supplemental Company Contribution” means the contribution made by the Company for the benefit of a Participant pursuant to Section 4.5 of the Plan.

1.3                               “Affiliated Company” means a business entity, or predecessor of such entity, if any, which controls, is controlled by, or is under common control with, the Company.

1.4                               “Board” means the Board of Directors of the Company.

1.5                               “Change in Control” means:

(a)                                 With respect to a Pre-2005 Benefit the earliest of:

(i)                                     the time any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors;

(ii)                                  the effective time of (1) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (2) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(iii)                               the election, over any period of time, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (1) three directors, or (2) directors constituting a majority of the number of directors of the Company then in office.

(b)                                 With respect to a Post-2004 Benefit, the earliest of:

(i)                                     the time any person (as such term is used in Section 13(d) of the Exchange Act) has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13(d)-3 under the Exchange Act) of more than 35% of the outstanding capital stock of the Company entitled to vote for the election of directors;

(ii)                                  the effective time of (1) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (2) a transfer of substantially all of the assets of the Company, other than to an entity of which the Company owns at least 50% of the voting stock; or

(iii)                               the election, over any period of time, to the Board of Directors of the Company, without the recommendation or approval of the incumbent Board of Directors of the Company, of directors constituting a majority of the number of directors of the Company then in office.

1.6                               “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.7                               “Committee” means the committee appointed by the Board to administer the Plan.

1.8                               “Company” means AAR CORP., a Delaware corporation, or, to the extent provided in Section 8.10 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.9                               “Executive Officer” means each of (a) the Chief Executive Officer and (b) the Vice President, General Counsel and Secretary of the Company holding office on June 1, 1994.  The Compensation Committee of the Board, upon recommendation of management, shall have the discretion from time to time to designate individuals occupying other executive positions with the Company or an Affiliated Company as Executive Officers for purposes of the Plan.

1.10                        “Key Employee” means each employee of the Company or an Affiliated Company who may from time to time be designated as such for purposes of the Plan by and in the discretion of the Compensation Committee of the Board, upon recommendation of management.

1.11                        “Normal Retirement Date” means the first day of the calendar month coincident with or next following the date a Participant attains age 65.

1.12                        “Participant” means any individual who has been designated an Executive Officer or Key Employee for purposes of the Plan.

1.13                        “Plan” means the AAR CORP. Supplemental Key Employee Retirement Plan.

1.14                        “Plan Year” means the calendar year.

1.15                        “Post-2004 Benefit” means the portion of a Participant’s Supplemental Retirement Benefit and/or Supplemental Account, as applicable, equal to the present value, determined as of a Participant’s date of termination of employment after December 31, 2004, of the excess of (a) such Supplemental Retirement Benefit and/or Supplemental Account balances to which the Participant would be entitled under the Plan if his employment terminated without Cause after December 31, 2004 and he received a full payment of benefits from the Plan on the earliest possible date allowed under the Plan following termination of employment, over (b) his Pre-2005 Benefit.

1.16                        “Pre-2005 Benefit” means the portion of a Participant’s Supplemental Retirement Benefit and/or Supplemental Account, as applicable, equal to the present value of the Supplemental Retirement Benefit and/or Supplemental Account balances, determined as of December 31, 2004, to which the Participant would be entitled under the Plan if his employment  terminated without Cause on December 31, 2004 and he received a full payment of benefits from the Plan on the earliest possible date allowed under the Plan following termination of employment.

1.17                        “Qualified Company Account” means the account maintained for a Participant under the Qualified Retirement Savings Plan that is credited with Qualified Company Contributions.

1.18                        “Qualified Company Contribution” means the Company Contribution made by the Company or an Affiliated Company for the benefit of a Participant under and in accordance with the terms of the Qualified Retirement Savings Plan in any Plan Year.

1.19                        “Qualified Profit Sharing Account” means the account maintained for a Participant under the Qualified Retirement Savings Plan that is credited with Qualified Profit Sharing Contributions.

1.20                        “Qualified Profit Sharing Contribution” means the Profit Sharing Contribution made by the Company or an Affiliated Company for the benefit of a Participant under and in accordance with the terms of the Qualified Retirement Savings Plan.

1.21                        “Qualified Retirement Benefit” means the benefit payable to a Participant pursuant to the Qualified Retirement Plan (including any increased amounts payable with respect to any calendar year as described in Appendix A of the Qualified Retirement Plan) by reason of his termination of employment with the Company and all Affiliated Companies for any reason other than death; provided, however, that such benefit shall be determined in accordance with Section 3.1 or Section 3.2 as applicable.

1.22                        “Qualified Retirement Plan” means the AAR CORP. Retirement Plan, established effective August 1, 1988, and as amended from time to time, and each successor or replacement plan.

1.23                        “Qualified Retirement Savings Plan” means the AAR CORP. Retirement Savings Plan, established effective June 1, 1965, and as amended from time to time, and each successor or replacement plan.

1.24                        “Qualified Salary Deferral Contribution” means the Salary Deferral Contribution made by the Company or an Affiliated Company for the benefit of a Participant under and in accordance with the terms of the Qualified Retirement Savings Plan in any Plan Year.

1.25                        “Qualified Surviving Spouse Benefit” means the aggregate benefit payable to the Surviving Spouse of a Participant pursuant to the Qualified Retirement Plan, and all annuities provided with respect to the Participant under the Qualified Retirement Plan, in the event of the death of the Participant at any time prior to the commencement of payment of his Qualified Retirement Benefit.

1.26                        “Supplemental Accounts” means, collectively, the Supplemental Profit Sharing Account, the Supplemental Company Account, the Supplemental Company Account #2, the Supplemental Deferral Account and the Additional Supplemental Company Account maintained by the Company for a Participant under the Plan.

1.27                        “Supplemental Base Salary Deferral Agreement” means a written agreement entered into by a Participant pursuant to the provisions of Section 4.2.

1.28                        “Supplemental Base Salary Deferral Contribution” means the base salary contribution made by the Company for the benefit of a Participant pursuant to Section 4.1 of the Plan in any Plan Year.

1.29                        “Supplemental Bonus Deferral Agreement” means a written agreement entered into by a Participant pursuant to the provisions of Section 4.3.

1.30                        “Supplemental Bonus Deferral Contribution” means the bonus contribution made by the Company for the benefit of a Participant pursuant to Section 4.1 in any Plan Year.

1.31                        “Supplemental Company Account” means the account maintained by the Company for a Participant under the Plan that is credited with Supplemental Company Contributions.

1.32                        “Supplemental Company Account #2” means the account maintained by the Company for a Participant under the Plan that is credited with Supplemental Company Contributions #2.

1.33                        “Supplemental Company Contribution” means the contribution made by the Company for the benefit of a Participant pursuant to Sections 4.4 and 4.5 of the Plan in any Plan Year.

1.34                        “Supplemental Company Contribution #2” means the contribution made by the Company for the benefit of a Participant pursuant to Section 4.7 of the Plan.

1.35                        “Supplemental Contributions” means, collectively, the Supplemental Base Salary Deferral Contribution, the Supplemental Bonus Deferral Contribution, the Supplemental Company Contribution, the Additional Supplemental Company Contribution, the Supplemental Profit Sharing Contribution and the Supplemental Company Contribution #2.

1.36                        “Supplemental Deferral Account” means the account maintained by the Company for a Participant under the Plan that is credited with Supplemental Base Salary Deferral Contributions and Supplemental Bonus Deferral Contributions.

1.37                        “Supplemental Profit Sharing Account” means the account maintained by the Company for a Participant under the Plan that is credited with Supplemental Profit Sharing Contributions.

1.38                        “Supplemental Profit Sharing Contribution” means the contribution made by the Company for the benefit of a Participant pursuant to Section 4.6 of the Plan in any Plan Year.

1.39                        “Supplemental Retirement Benefit” means the benefit payable to a Participant pursuant to Section 3.1 or 3.2 of the Plan by reason of his termination of employment with the Company and all Affiliated Companies for any reason other than death, or in connection with the termination of the Plan or termination of participation in the Plan.

1.40                        “Supplemental Surviving Spouse Benefit” means the benefit payable to a Surviving Spouse pursuant to Section 3.3 of the Plan.

1.41                        “Surviving Spouse” means a person who is married to a Participant throughout the one-year period ending on the date of his death.

1.42                        “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.43                        Except as otherwise provided in this Article I, all defined terms used in the Plan that are defined in the Qualified Retirement Plan or in the Qualified Retirement Savings Plan, as applicable, shall have the same meaning in the Plan as is set forth in the definition in the Qualified Retirement Plan or the Qualified Retirement Savings Plan.

1.44                        Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only and are not to be construed so as to alter the terms hereof.

ARTICLE II
ELIGIBILITY

2.1                               Executive Officers. Each Executive Officer shall be a Participant in the Plan with respect to the Supplemental Retirement Benefit and Supplemental Surviving Spouse Benefit set forth in Sections 3.1 and 3.3, and the Supplemental Contributions, as applicable, set forth in Article IV.

2.2                               Key Employees. Each Key Employee shall be a Participant in the Plan with respect to the Supplemental Retirement Benefit and the Supplemental Surviving Spouse Benefit set forth in Sections 3.2 and 3.3, and the Supplemental Contributions, as applicable (other than the Supplemental Company Contribution #2) set forth in Article IV.

2.3                               Cessation of Participation. Notwithstanding the foregoing provisions of Section 2.1 or Section 2.2, effective as of October 1, 2001:

(a)                                 No Executive Officer or Key Employee who was not already a Participant in the Plan as of October 1, 2001 shall be eligible to participate in the Plan with respect to the Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit set forth in Section 3.1, 3.2 and 3.3 of the Plan; and

(b)                                 No Participant who is a Key Employee shall accrue any further Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit on or after October 1, 2001.

ARTICLE III
SUPPLEMENTAL RETIREMENT BENEFIT AND
SUPPLEMENTAL SURVIVING SPOUSE BENEFIT

3.1                               Executive Officers.  Effective June 1, 2006:

(a)                                 The Supplemental Retirement Benefit of an Executive Officer who is a Participant as described in Section 2.1 shall be a monthly amount equal to (i) below minus the sum of (ii) and (iii) below:

(i)                                     The monthly amount equal to, in the case of the Chief Executive Officer, 1/12th of 60% of Final Average Earnings, without giving effect to the limitations imposed by Code Section 401(a)(17) or any other Code section, or, in the case of all other Executive Officers, the monthly amount equal to 1/12th of

50% of Final Average Earnings (or as otherwise specified in a Compensation Committee resolution designating an individual as an Executive Officer Participant) without giving effect to the limitations imposed by Code Section 401(a)(17) or any other Code section, payable at the Participant’s Normal Retirement Date, and, if applicable, reduced for early commencement as provided in Section 3.6;

LESS

(ii)                                  The monthly amount of the Qualified Retirement Benefit payable to the Participant under the Qualified Retirement Plan at the Participant’s Benefit Commencement Date;

LESS

(iii)                               The Supplemental Retirement Benefits of the Participant transferred pursuant to Section 4.7.

(b)                                 For purposes of determining the Supplemental Retirement Benefit described above:

(i)                                     The amount described in (a)(i) above for any Participant who commences participation in the Plan after January 1, 2001 shall be multiplied by a fraction, the numerator of which shall be years of Credited Service not to exceed 20, and the denominator of which shall be 20, determined as of the date of the Participant’s termination of employment with the Company and all Affiliated Companies.

(ii)                                  A Participant’s Final Average Earnings described in (a)(i) above shall be determined as of October 1, 2001, and shall be adjusted by an amount equal to 25% of the percentage increase in the Participant’s base salary in effect on September 30, 2001 compared to the Participant’s highest base salary in effect at any time after September 30, 2001 and on or before the date of the Participant’s termination of employment for any reason, including death.

(iii)                               In determining a Participant’s Qualified Retirement Benefit, the Participant’s Cash Account Balance shall not be credited with any Credits for any period of time on or after October 1, 2001, and the Participant shall be deemed to have received his Cash Account Balance on October 1, 2001; and in the case of a Participant who is a Grandfathered Participant, the Grandfathered Benefit shall be calculated considering the Participant’s Final Average Earnings, Credited Service (not in excess of 20 years) and Social Security offset as of October l, 2001.

(iv)                              The amounts described in (i), (ii) and (iii) shall be computed in the form of an annuity payable over the Participant’s lifetime only.

3.2                               Key Employees. Effective as of October 1, 2001, no Participant who is a Key Employee of the Company as described in Section 1.10 shall accrue any further Supplemental

Retirement Benefit.  The Supplemental Retirement Benefit of a Participant who is such a Key Employee shall be a monthly amount equal to the difference between (a) and (b) below:

(a)                                 The monthly amount of the Qualified Retirement Benefit accrued as of October 1, 2001 to which the Participant would have been entitled under the Qualified Retirement Plan without giving effect to the limitations imposed by Code Section 401(a)(17) or any other Code section;

LESS

(b)                                 The monthly amount of the Qualified Retirement Benefit accrued as of October 1, 2001 and payable to the Participant under the Qualified Retirement Plan at October 1, 2001.

For purposes of determining the Supplemental Retirement Benefit described above:

(i)                                     For calculating the Qualified Retirement Benefit under Section 3.2(a) only, any Key Employee Participant who was over the age of 55 on January 1, 2000 shall be deemed a “Grandfathered Participant” as defined under the Qualified Retirement Plan.

(ii)                                  A Participant’s Final Average Earnings shall be determined as of October 1, 2001, and shall not be based on or include Compensation earned by a Participant after such date.

(iii)                               In determining a Participant’s Qualified Retirement Benefit, the Participant’s Cash Account Balance shall not be credited with Pay Credits for any period of time on or after October 1, 2001, and in the case of a Participant who is a Grandfathered Participant, the Grandfathered Benefit shall be calculated considering the Participant’s Final Average Earnings, Credited Service (not in excess of 20 years) and Social Security offset as of October 1, 2001.

(iv)                              The amounts described in (a) and (b) shall be computed in the form of an annuity payable over the Participant’s lifetime only.

3.3                               Supplemental Surviving Spouse Benefit. If a Participant described in Section 2.1 or 2.2 dies prior to commencement of payment of his Qualified Retirement Benefit under circumstances in which a Qualified Surviving Spouse Benefit is payable to his Surviving Spouse, then a Supplemental Surviving Spouse Benefit shall be payable under the Plan.  The Supplemental Surviving Spouse Benefit shall be paid in a lump sum that is the actuarial equivalent of the amount that would have been payable to the Participant under Section 3.1 or 3.2 at the date of death.  Actuarial equivalence shall be determined using the mortality and interest rate assumptions for lump sums then in effect under the Qualified Retirement Plan.  The Supplemental Surviving Spouse Benefit shall be paid to the Surviving Spouse within 45 days of the Participant’s death.  Notwithstanding the foregoing provisions of this Section 3.3, no Participant who is a Key Employee of the Company as described in Section 2.2 shall accrue any further Supplemental Surviving Spouse Benefit on or after October 1, 2001.

3.4                               Form and Time of Commencement of Supplemental Retirement Benefit.

(a)                                 The Supplemental Retirement Benefit of a Participant who terminated employment with the Company and all Affiliated Companies prior to January 1, 2005 shall be paid in the same form, and commencing at the same time, as is applicable to the Qualified Retirement Benefit payable to the Participant.  Such Participant’s election under the Qualified Retirement Plan of any optional form of payment, or time for commencement of payment, of his Qualified Retirement Benefit (with the valid consent of his Surviving Spouse where required under the Qualified Retirement Plan) shall also be applicable to the form and time of commencement of payment of his Supplemental Retirement Benefit.  Notwithstanding the preceding sentence, an election made by such Participant under the Qualified Retirement Plan with respect to the form or time of commencement of payment of his benefit thereunder following termination of employment, shall not be effective with respect to the form or time of commencement of payment of the Supplemental Retirement Benefit unless (i) such Participant has then attained age 55 and his age plus years of Credited Service is at least equal to 62, (ii) such election is expressly approved in writing by the Company in its sole discretion acting through the AAR CORP. Retirement Committee, and (iii) if such Supplemental Retirement Benefit is to be paid to the Participant in a lump sum distribution, such Participant has agreed in writing to reimburse the Company for such payment amount, plus interest thereon at 8% per annum, immediately upon demand, in the event of forfeiture of benefits under this Article III, pursuant to Article V below.  If any of the criteria specified in the preceding sentence applicable to the effectiveness of an election made by such Participant under the Qualified Retirement Plan with respect to the form or time of commencement of payment of his Supplemental Retirement Benefit under this Article III is not satisfied, the form and time of commencement of payment under this Article shall be selected by the Committee.

(b)                                 The Supplemental Retirement Benefit of a Participant who terminates employment with the Company and all Affiliated Companies on and after January 1, 2005 shall be paid or commence to be paid to him on the date on which he attains the age of 65 years.  Notwithstanding the preceding sentence, such a Participant who has then attained age 55 and whose age plus years of Credited Service is at least equal to 62 shall, at the Participant’s election, be paid or commence to be paid to him either (a) as of the date of his termination of employment with the Company and all Affiliated Companies, or (b) as of the first day of a calendar month and year elected by the Participant (which shall be no later than 15 years after the date of his termination of employment).

(c)                                  A distribution of a Supplemental Retirement Benefit shall be paid to any Participant in either (i) a single lump sum, or (ii) installments over a number of years (not to exceed 15) payable in monthly, quarterly or annual installments, as elected by the Participant.

(d)                                 Any Participant in the Plan on December 31, 2004 shall make such time and form elections described in paragraphs (b) and/or (c) of this Section on or before December 31, 2005.  If a Participant does not make timely elections with respect to the time, if applicable, and form of payment pursuant to paragraphs (b) and/or (c), such payment shall be made to him as of his termination of employment in a lump sum.  Notwithstanding the preceding provisions of this Section 3.4, a Supplemental Retirement Benefit will not be paid to a Participant in a lump sum unless the Participant has agreed in writing, prior to receipt of the distribution, to reimburse the Company for such payment amount, plus interest thereon at 8% per annum, immediately upon demand, in the event of a forfeiture of his Supplemental Retirement Benefit under this Article III pursuant to Article V below.

(e)                                  Notwithstanding the preceding provisions of this Section 3.4, the single sum value of the Supplemental Retirement Benefit of each Key Employee, determined as of October 1, 2001, under Section 3.2 shall be paid to him as soon as administratively practicable after such date.

3.5                               Change in Form or Time of Payment.  Notwithstanding any provision of the Plan to the contrary:

(a)                                 A Participant may elect distribution of all or any part of the portion of his Pre-2005 Benefit applicable to his Supplemental Retirement Benefit to be paid or commence to be paid at any time after his termination of employment with the Company and all Affiliated Companies if he elects such distribution by written instrument delivered to the Committee prior to such termination of employment.

(b)                                 A Participant may modify his election as to the form or time of distribution of his Post-2004 Benefit applicable to his Supplemental Retirement Benefit if (i) such election does not take effect until at least 12 months after the date on which the election is made, (ii) the first payment with respect to which such election is made is deferred for a period of not less than five years from the date on which such payment would otherwise have been made, and (iii) any election related to a payment to be made at a specified date is made at least 12 months prior to the date of the first scheduled payment.

(c)                                  A Participant may change an election with respect to the time and form of payment of the portion of his Post-2004 Benefit applicable to his Supplemental Retirement Benefit without regard to the restrictions imposed under the preceding paragraph (b) on or before December 31, 2006, provided that such election (i) applies only to amounts that would not otherwise be payable in calendar year 2006, and (ii) shall not cause any amount to be paid in calendar year 2006 that would not otherwise be payable in such year.

3.6                               Equivalencies. A Supplemental Retirement Benefit that is payable in any form other than an annuity over the lifetime of the Participant only, or that commences at any time prior to the Participant’s Normal Retirement Date, shall be the equivalent of the Supplemental Retirement Benefit determined pursuant to Section 3.1 or 3.2 above, as applicable, based upon the same adjustments and assumptions as those specified in the Qualified Retirement Plan with respect to determination of the amount of the Qualified Retirement Benefit or the date for commencement of payment thereunder.

ARTICLE IV
SUPPLEMENTAL CONTRIBUTIONS

4.1                               Supplemental Base Salary and Supplemental Bonus Deferral Contributions.

(a)                                 A Participant may elect to defer a portion of Base Salary and Bonus otherwise payable to him for a Plan Year by authorizing Supplemental Base Salary Deferral Contributions and Supplemental Bonus Deferral Contributions on his behalf.  The amount of the Participant’s Supplemental Base Salary Deferral Contributions shall be equal to a designated percentage of Base Salary payable for such Plan Year and the amount of the Participant’s Bonus Deferral Contributions shall be equal to a designated percentage of the Bonus payable to him for the fiscal year beginning in such Plan Year.

(b)                                 In no event shall the aggregate of the Qualified Salary Deferral Contributions, Supplemental Base Salary Deferral Contributions and Supplemental Bonus Deferral Contributions made for any Plan Year exceed 75% of the Participant’s Compensation for such Plan Year (determined without giving effect to any limitations imposed by the Code on the Qualified Retirement Savings Plan).

(c)                                  If during a Plan Year a Participant changes the amount of Qualified Salary Deferral Contributions made on his behalf under the Qualified Retirement Savings Plan, and such change affects the timing of any change to the rate of the Participant’s Supplemental Base Salary Deferral Contributions, the resulting increase or decrease in Supplemental Base Salary Deferral Contributions made under this Plan for the Plan Year cannot exceed an amount equal to the limit set forth in Section 402(g)(1) of the Code.

(d)                                 The aggregate Supplemental Base Salary and Supplemental Bonus Deferral Contributions made for the benefit of a Participant shall be calculated as of each pay period (based on Base Salary and Bonus paid for such pay period) and shall be credited to a Supplemental Deferral Account maintained under the Plan in the name of such Participant at the same time as Qualified Salary Deferral Contributions are made for such Plan Year.

4.2                               Supplemental Base Salary Deferral Agreement.  As a condition to the Company’s obligation to make a Supplemental Salary Deferral Contribution for the benefit of a Participant pursuant to Section 4.1, the Participant must execute a Supplemental Salary Deferral Agreement in the form provided by the Committee.  Any Participant in the Plan as of December 31, 2004 who was an employee of the Company or an Affiliated Company and a Participant in the Plan as of January 1, 2005 shall deliver to the Committee a Supplemental Salary Deferral Agreement with respect to his base salary earned from and after January 1, 2006 no later than December 31, 2005.  An Executive Officer or Key Employee who becomes a Participant on or after January 1, 2005 shall deliver the Supplemental Salary Deferral Agreement to the Committee within 30 days after the date the Participant first becomes eligible to participate and such Agreement shall be effective with respect to base salary related to services to be performed subsequent to the election; provided that such Participant shall not be considered first eligible if, on the date he becomes a Participant, he participates in any other nonqualified account balance plan that is subject to Code Section 409A maintained by the Company or an Affiliated Company.  If the individual referred to in the preceding sentence does not deliver a Supplemental Salary Deferral Agreement to the Committee within such 30 day period, he shall be entitled to deliver to the Committee a Supplemental Salary Deferral Agreement with respect to his base salary earned from and after the first day of the Plan Year next following the Plan Year in which the Agreement is delivered.  Any election made pursuant to a Supplemental Salary Deferral Agreement delivered pursuant to the preceding sentences shall continue in effect until revoked by a Participant by notice delivered to the Committee no later than the last day of the Plan Year immediately preceding the first day of the Plan Year in which such election is to become effective, and as of each December 31 the election shall become irrevocable with respect to base salary payable with respect to services performed by the Participant in the immediately following calendar year.

4.3                               Supplemental Bonus Deferral Agreement.  As a condition to the Company’s obligation to make a Supplemental Bonus Deferral Contribution for the benefit of a Participant pursuant to Section 4.1, the Participant must execute a Supplemental Bonus Deferral Agreement in the form provided by the Committee.  A Supplemental Bonus Deferral Agreement related to a bonus earned by a Participant during a fiscal year of the Company shall be delivered to the Committee no later than the last day of the preceding fiscal year of the Company and shall continue in effect until revoked by a Participant by notice delivered to the Committee no later than the last day of the fiscal year immediately preceding the first day of the fiscal year for which such election is to become effective, and as of each May 31 the election shall become irrevocable with respect to any bonus payable with respect to services performed by the Participant in the immediately following calendar year.

4.4                               Supplemental Company Contributions. A Participant who has in effect a Supplemental Base Salary Deferral Agreement or Supplemental Bonus Deferral Agreement to defer at least 1% of Base Salary or Bonus during a Plan Year shall be eligible to receive a Supplemental Company Contribution for such Plan Year.  The Supplemental Company Contribution shall be equal to an amount resulting from (a) x (b) — (c):

(a)                                 The average deferral rate, determined by dividing the sum of the Participant’s Supplemental Base Salary Deferral Contributions, Supplemental Bonus Deferral Contributions and Qualified Salary Deferral Contributions by the sum of the Participant’s Salary and Bonus.

(b)                                 20% multiplied by the lesser of the amount calculated in (a) or 5% of the sum of the Participant’s Salary and Bonus.

(c)                                  The Qualified Company Contribution made on behalf of the Participant.

A Supplemental Company Contribution made for the benefit of a Participant shall be calculated on a pay period basis (based on deferrals made for such pay period and Base Salary and Bonus paid for such pay period) and shall be credited to a Supplemental Company Account maintained under the Plan in the name of such Participant at the same time as Qualified Company Contributions are made for such Plan Year.

As soon as practicable after the end of each Plan Year, the Company shall make an additional Supplemental Company Contribution to the extent necessary so that the Participant’s Supplemental Company Contributions for the Plan Year are not less than the amount that would be credited if the calculation described above were performed as of the end of the Plan Year rather than the end of each pay period.

4.5                               Additional Supplemental Company Contributions.

(a)                                 The Compensation Committee of the Board may at any time, in its discretion, designate any Participant to receive an Additional Supplemental Company Contribution, which the Compensation Committee may authorize from time to time for a particular Plan Year.  The amount of any Additional Supplemental Company Contribution that is to be made for a particular Plan Year shall be determined by the Compensation Committee in its sole discretion based on the following percentages of a Participant’s base salary and bonus:

Participant	Contribution
Chief Executive Officer	Up to 22%
Vice-Chairman	Up to 16%
Other Executive Officers designated from time to time by the Compensation Committee	Up to 10%
Key Employees designated from time to time by the Compensation Committee	Up to 5%

(b)                                 Additional Supplemental Company Contributions made pursuant to this Section 4.5 for a particular Plan Year shall be made prior to the end of such Plan Year based on the Participant’s Base Salary and Bonus payable during such Plan Year; provided that  each Participant eligible for an Additional Supplemental Company Contribution hereunder shall only receive an allocation of such Contribution to his Additional Supplemental Company Account with respect to a Plan Year if, and only if such Participant is a regular full-time Employee on the day immediately preceding the date the Contribution is made.

(c)                                  A Participant shall vest in his Additional Supplemental Company Account as follows:

(i)                                     With respect to Additional Supplemental Company Contributions made prior to October 17, 2007 (and earnings thereon), the Participant shall fully vest in the balance of his Additional Supplemental Company Account upon the earlier of (A) the date the Participant attains age 65 or (B) the date Participant attains age 57 with 15 years of Vested Service (as defined in the Qualified Retirement Savings Plan.

(ii)                                  With respect to Additional Supplemental Company Contributions made after October 17, 2007 (and earnings thereon), the Participant shall fully vest in the balance of his Additional Supplemental Company Account upon the earlier of (A) the date the Participant attains age 65 or (B) the date Participant attains age 55 and the Participant’s age (measured in full years) plus Years of Vested Service (as defined in the Qualified Retirement Savings Plan) equals 75.

(iii)                               Any unvested portion of the Participant’s Additional Supplemental Company Account shall be forfeited upon the Participant’s termination of employment with the Company and its Affiliated Companies.

(iv)                              On a Change in Control, any unvested portion of the Additional Supplemental Company Account of each Participant who is actively employed by the Company or an Affiliated Company on the date of such Change in Control shall become fully vested and nonforfeitable on such Change in Control.

(d)                                 Any Additional Supplemental Company Contributions to be made for the benefit of a Participant shall be credited to an Additional Supplemental Company Account maintained under the Plan under the name of such Participant as and when specified in the Compensation Committee resolution authorizing and directing the Additional Supplemental Company Contributions.

4.6                               Supplemental Profit Sharing Contributions. A Participant who has in effect a Supplemental Base Salary Deferral Agreement or Supplemental Bonus Deferral Agreement to defer at least 1% of Base Salary or Bonus during a Plan Year shall be eligible to receive a Supplemental Profit Sharing Contribution for the fiscal year ending in such Plan Year.  The Supplemental Profit Sharing Contribution shall be equal to an amount resulting from (a) — (b):

(a)                                 The Qualified Profit Sharing Contribution that would have been allocated to the Qualified Profit Sharing Account of the Participant for such fiscal year using a Basic Salary Deferral rate equal to the lesser of 5% or the percentage determined by dividing the sum of the Participant’s Supplemental Base Salary Deferral Contributions, Supplemental Bonus Deferral Contributions and Qualified Salary Deferral Contributions by the sum of the Participant’s Salary and Bonus.

(b)                                 The amount of the Qualified Retirement Savings Plan Contribution actually allocated to the Qualified Profit Sharing Account of the Participant for such fiscal year.

A Supplemental Profit Sharing Contribution made for the benefit of a Participant for any fiscal year shall be credited to a Supplemental Profit Sharing Account maintained under the Plan in the name of such Participant at the same time as Qualified Profit Sharing Contributions are made for such Plan Year.

4.7                               Supplemental Company Contributions #2.

(a)                                 During Fiscal Year 2006, 33-1/3% of the Supplemental Retirement Benefit of each Executive Officer who was then an active employee of the Company or an Affiliated Company and a Participant was converted to an equivalent single sum, based upon the benefit accrued as of May 31, 2006 and the lump sum settlement rate assumptions applicable during the second calendar quarter of 2006, and otherwise based upon the same assumptions as those then specified in the Qualified Retirement Plan.

This single sum was transferred to a Supplemental Company Account #2 established for the Participant that is held, administered and invested under Article IV of the Plan and subject to the remaining applicable provisions of the Plan, except as otherwise required by Code Section 409A.

(b)                                 During Fiscal Year 2007, 50% of the remaining lump sum value of the Supplemental Retirement Benefit described in (a) above of each Executive Officer who was then an active employee of the Company or an Affiliated Company and a Participant was transferred to the Participant’s Supplemental Company Account #2.

(c)                                  During Fiscal Year 2008, 100% of the remaining lump sum value of the Supplemental Retirement Benefit described in (a) above of each Executive Officer who was then an active employee of the Company or an Affiliated Company and a Participant was transferred to the Participant’s Supplemental Company Account #2.

4.8                               Investment of Supplemental Accounts.

(a)                                 Investments. Amounts credited hereunder to the Supplemental Accounts of a Participant shall be treated as if they were actually invested in various investment funds that are made available by the Committee from time to time and as are designated by each Participant pursuant to investment directions given to the Committee.  The investment funds may include a fund investing in Common Stock of the Company; provided that such investment shall be limited to the portion of the Participant’s Supplemental Accounts attributable to Supplemental Salary Deferral Contributions and Supplemental Bonus Deferral Contributions (including earnings thereon).  Such Accounts shall be credited with earnings, gains and losses of the applicable investment funds on the last day of each calendar quarter or on such other date selected by the Committee. Investment directions shall be made by a Participant in specified multiples of 10%.

(b)                                 Investment Changes. Each Participant shall have the right to direct the Committee to modify his investment directions made pursuant to paragraph (a) above with respect to amounts credited to his Supplemental Accounts on or after the date such modification direction becomes effective, in specified multiples of 10%.

(c)                                  Effective Date of Investment Direction. Any investment direction, or modification or change of an investment direction, made pursuant to paragraph (a) or (b) above, shall be effective as soon as practicable after (and in any event not later than the first day of the month that occurs at least 30 days after) the date the applicable direction is given to the Committee. A modification or change of an investment direction made pursuant to paragraph (b) may, if required by an administrative rule promulgated by the Committee, be made only once in each calendar quarter.

In the event that the sponsor of the investment funds permits more frequent fund transfers than permitted above, or does not require written direction to authorize fund transactions, the Committee may waive or modify the requirements set forth in the preceding provisions of this Section as it deems appropriate.

(d)                                 Investment Funds. Any investments made by the Company or by the Trustee of the Trust Agreement referred to in Section 8.2 to conform to directions made by a Participant pursuant to this Section shall be in investment funds maintained in the name of the Company, or in the name of such Trustee, and no Participant shall at any time have any interest in the assets of any such investment fund.

(e)                                  Statement of Accounts. A statement of accounts for each Participant, showing contributions, earnings, gains and losses and current balances of the Accounts provided for under this Article IV shall be provided to each Participant on not less than a quarterly basis.

(f)                                   Trust Agreement. Notwithstanding the preceding provisions of this Section, during the existence of the Trust Agreement referred to in Section 8.2, the Company shall direct the Trustee of the Trust Agreement to invest and reinvest amounts to conform to directions made by a Participant pursuant to the preceding provisions of this Section 4.8. Directions shall be given by the Company to the Trustee of the Trust Agreement as soon as practicable after such directions are given to the Company by the Participant.

4.9                               Distributions.

(a)                                 Termination of Employment Prior to Death.  Following a Participant’s termination of employment with the Company and all Affiliated Companies for any reason other than death, a Participant shall receive a distribution of all amounts credited to his Supplemental Accounts, including gains and losses credited in accordance with Section 4.8.

(b)                                 Distribution Due to Death. Each Participant shall have a right to designate, by giving a written designation to the Committee, a beneficiary or beneficiaries to receive any amount remaining to be distributed to such Participant in the event that he dies before distribution of the full amount of his Supplemental Accounts.  Successive beneficiary designations may be made, and the last designation received by the Committee prior to the death of the Participant shall be effective and shall revoke all prior designations.  If a designated beneficiary shall die before the Participant, his interest shall terminate and, unless otherwise provided in the Participant’s designation, such interest shall be paid in equal shares to those beneficiaries, if any, who survive the Participant.  If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution hereunder, amounts distributable pursuant to this paragraph shall be distributed to those persons or entities entitled to receive distributions of the Participant’s accounts under the Qualified Retirement Savings Plan.  Distributions to a beneficiary shall be in the same form and at the same time as elected by the Participant.

(c)                                  Unforeseeable Emergency Distribution. A Participant shall be entitled to request a distribution from his Supplemental Deferral Account, prior to his termination of employment with the Company and all Affiliated Companies, in order to satisfy an Unforeseeable Emergency.  Such a distribution may also include amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from a distribution applicable to the Participant’s Post-2004 Benefit.  Except with respect to eligibility for such a distribution, the procedures for requesting and receiving such a distribution shall satisfy the requirements set forth in the Qualified Retirement Savings Plan with respect to a hardship distribution.  A request for a distribution pursuant to this paragraph shall be made separate and apart from a request for a distribution under the Qualified Retirement Savings Plan, and a request for a hardship distribution under the Qualified Retirement Savings Plan shall not automatically be deemed a request for a distribution hereunder.

(d)                                 Time and Form of Payment of Supplemental Accounts.  Payment of the balance of a Participant’s Supplemental Deferral Account shall be paid or commence to be paid to him on the first day of a calendar month and year elected by the Participant (which shall be no earlier than the first day of the seventh month following the date of the Participant’s termination of employment and no later than 15 years after the date of his termination of employment).  Such distribution shall be paid or commence to be paid to the Participant in either (1) a single lump sum, or (2) installments over a number of years (not to exceed 15) payable in monthly, quarterly or annual installments, as elected by the Participant.  If a Participant does not make timely elections with respect to the time or form of payment pursuant to the preceding sentences, payment of his Supplemental Deferral Account shall be made to him in a lump sum on the first day of the seventh month following his termination of employment.  Payment of the balance of a Participant’s Supplemental Accounts other than his Supplemental Deferral Account shall be paid to the Participant on the first day of the seventh month following the date of his termination of employment with the Company and all Affiliated Companies.

(e)                                  Notwithstanding any provision in the Plan to the contrary:

(i)                                     A Participant may elect a distribution of all or any portion of his Pre-2005 Benefit applicable to the amounts credited to his Supplemental Deferral Account, his Supplemental Company Account, and his Supplemental Profit Sharing Account, including gains and losses credited to the date of distribution in accordance with Section 4.8, to be paid or commence to be paid at any time following his termination of employment if he elects such distribution by written instrument delivered to the Committee prior to the date of his termination of employment.  Such distribution shall be made in a method described in Section 4.9(d), as elected by the Participant.

(ii)                                  A Participant may modify his election as to the form or time of distribution of his Post-2004 Benefit applicable to amounts credited to his Supplemental Accounts, and earnings thereon, if (A) such election does not take effect until at least 12 months after the date on which the election is made, (B) the first payment with respect to which such election is made is deferred for a period of not less than five years from the date on which such payment would otherwise have been made, and (C) any election related to a payment to be made at a specified date is made at least 12 months prior to the date of the first scheduled payment.  Any such election shall apply to the entire portion of the Post-2004

Benefit that is not subject to an election previously made pursuant to this Section 4.9(e).

(iii)                               A Participant may change an election with respect to the time and form of payment of such portion of his Post-2004 Benefit, without regard to the restrictions imposed under the preceding paragraph (ii) on or before December 31, 2006; provided that such election (A) applies only to amounts that would not otherwise be payable in calendar year 2006, and (B) shall not cause an amount to be paid in calendar year 2006 that would not otherwise be payable in such year.

(f)                                   Notwithstanding any provision in the Plan to the contrary, in the event of a potential Change in Control of the Company, as determined solely by the Board in its discretion, the portion of the Pre-2005 Benefit applicable to all amounts credited to each Participant’s Supplemental Salary Account, his Supplemental Company Account, and his Supplemental Profit Sharing Account, including gains and losses credited to the date of distribution in accordance with Section 4.8, shall be distributed to him in a lump sum as soon as practicable following the date of such determination by the Board.

ARTICLE V
FORFEITURES

5.1                               Forfeiture of Supplemental Benefit, Supplemental Surviving Spouse Benefit, Supplemental Company Account #2 and Additional Supplemental Contribution Account.  Notwithstanding any other provisions of the Plan, including the provisions of Sections 4.5(c)(iv) and 7.3, (a) if the employment of a Participant with the Company and all Affiliated Companies terminates due to Cause, or (b) if a Participant during his employment with the Company and all Affiliated Companies or at any time during the one-year period after the termination of such employment violates the covenant not to compete with the Company and its Affiliated Companies set forth in Section 5.3, all rights of the Participant and his Surviving Spouse to a Supplemental Retirement Benefit or a Supplemental Surviving Spouse Benefit, to a Supplemental Company Account #2, and to the Participant’s Additional Supplemental Contribution Account (including the vested and unvested portions) shall be forfeited and shall be retained by the Company free of any and all claims of the Participant, his Surviving Spouse or any other person claiming with respect to the Participant or his Surviving Spouse.

5.2                               Termination For Cause. For purposes of this Section, a termination for Cause shall mean termination of a Participant’s employment by the Company or any Affiliated Company because of the Participant’s final, non-appealable conviction of a felony that involves bribery or embezzlement or fraud against the Company.

5.3                               Covenant Not to Compete. A Participant shall not, during the term of the Participant’s employment with the Company and all Affiliated Companies, and for a period of one year thereafter, without the Company’s express written consent, directly or indirectly, alone or as a member of a partnership, group, or joint stock venture, or as an employee, officer, director or stockholder of any corporation, or in any capacity (a) engage in any activity that is competitive with any of the businesses conducted by the Company or its Affiliated Companies at the time of the Participant’s termination of employment, provided that the foregoing provision shall not be deemed to prohibit the Participant from purchasing for investment any securities or interest in any publicly-owned organization that is competitive with the business of the Company and its Affiliated Companies, so long as the Participant’s investment in such organization does not exceed the lesser of one percent of its total outstanding equity securities or $250,000; (b) solicit in connection with any activity that is competitive with any of the businesses of the Company and its Affiliated Companies at the time of the Participant’s termination of employment, any then current customers or suppliers of the Company and its Affiliated Companies; (c) use the name “AAR” or any variant thereof; or (d) actively solicit, directly or indirectly, any employee or induce any then current customer or supplier of the Company or any of its Affiliated Companies to terminate or materially change the employee’s, customer’s or supplier’s relationship with the Company or any Affiliated Company.

5.4                               Exception.  In the event of a Participant’s termination of employment with the Company under circumstances that trigger Change in Control employment termination benefits under the change in control provisions of an employment agreement or severance and change in control agreement between the Participant and the Company, the provisions of subsections 5.1, 5.2 and 5.3 above shall be deemed waived by the Company and null and void.

ARTICLE VI
ADMINISTRATION OF THE PLAN

6.1                               Administration by the Committee. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

6.2                               General Powers of Administration. All provisions set forth in the Qualified Retirement Savings Plan with respect to the administrative powers and duties of the Committee, expenses of administration, and procedures for filing claims, shall also be applicable with respect to the Plan.  The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to the Plan.

ARTICLE VII
AMENDMENT OR TERMINATION

7.1                               Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable.  Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution or such later date as the resolution may expressly state.

7.2                               Effect of Amendment or Termination.

(a)                                 (a)No amendment or termination of the Plan shall (i) directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit, the right to which has accrued prior to the effective date of such amendment or termination, or which would be payable if the Participant terminated employment for any reason, including death, on such effective date, or (ii) directly or indirectly reduce the balance of any

Supplemental Account held hereunder as of the effective date of such amendment or termination.

(b)                                 Upon termination of the Plan, distribution of Supplemental Retirement Benefits and Supplemental Surviving Spouse Benefits, and of amounts in the Supplemental Accounts, shall be made to Participants, their Surviving Spouses or beneficiaries as soon as administratively feasible following the date of Plan termination, and within the timeframe permitted by regulations issued under Code Section 409A, in the manner described in Sections 3.4 and 4.9(d) of the Plan, except that payment of the Participant’s Post-2004 Benefit shall be made only at the time set forth in Sections 3.4 and 4.9(d) unless otherwise permitted by regulations issued under Code Section 409A.  If the Plan is terminated in connection with a Change in Control, then immediately prior to such Change in Control, the Supplemental Account of each Participant who is then employed by the Company or an Affiliated Company shall be credited with a pro rata portion of the Supplemental Additional Company Contribution and Supplemental Profit Sharing Contribution made on behalf of the Participant for the immediately preceding Plan Year, with such pro rata amount to be determined by multiplying the entire amount of such Supplemental Contributions for the prior Plan Year by a fraction, the numerator of which is the number of full months that have elapsed in the Plan Year in which the Plan is terminated as of the date of such termination and the denominator of which is 12.  Except as set forth in the immediately preceding sentence, no additional Supplemental Retirement Benefits or Supplemental Surviving Spouse Benefits shall be earned after termination of the Plan, and no additional credits of Supplemental Contributions shall be made to the accounts of Participants after termination of the Plan, but the Company shall continue to credit gains and losses to accounts pursuant to Section 4.8 until the balances of the Supplemental Accounts have been fully distributed to Participants or their beneficiaries.

7.3                               Effect of a Change in Control. Notwithstanding Sections 7.1 and 7.2 above, in the event of a Change in Control, (i) the unvested portion of the Supplemental Account of each Participant who is then employed by the Company or an Affiliated Company shall become fully vested and nonforfeitable, (ii) the Plan shall continue in effect as to any Participant or Surviving Spouse who is a Participant or Surviving Spouse immediately prior to a Change in Control, and (iii) no amendment to or termination of the Plan shall be effective as to any such Participant or Surviving Spouse to the extent the effect of such amendment or termination would be to reduce such Participant’s or Surviving Spouse’s benefits or rights under the Plan from those available to such Participant under the Plan immediately prior to any such amendment or termination.

7.4                               Termination of Participation. The Company, in its sole discretion, shall have the right to terminate the participation in the Plan or any portion thereof of any Executive Officer or Key Employee whose initial participation in the Plan was designated by the Compensation Committee, upon recommendation of management.  Upon such termination of participation, distribution of the Supplemental Retirement Benefit, Supplemental Surviving Spouse Benefit, and amounts in the Supplemental Accounts, as applicable, to such Participant, determined as of the date of termination of participation, shall be made to such Participant, his Surviving Spouse or beneficiaries either (a) in the manner and at the time described in Articles III and IV of the Plan, or (b) in the sole discretion of the Company, only with respect to the part of the Pre-2004

Benefit applicable to such Benefit and Accounts, in a lump sum payment as soon as practicable following such termination of participation.  No additional Supplemental Retirement Benefit or Surviving Spouse Benefit shall be earned by such Participant after termination of his participation in the Plan with respect to such benefits, and no additional credits of Supplemental Contributions shall be made to the Supplemental Accounts of such Participant after termination of his participation in the Plan with respect to such benefits, but the Company shall continue to credit earnings, gains and losses to existing Supplemental Accounts of such Participant pursuant to Section 4.8 until the balances of such Supplemental Accounts have been fully distributed to the Participant or his beneficiaries.

ARTICLE VIII
GENERAL PROVISIONS

8.1                               Participants’ Rights Unsecured. Except as set forth in Section 8.2, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or an Affiliated Company for payment of any benefits hereunder.  The right of a Participant or his Surviving Spouse or beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a Surviving Spouse or beneficiary shall have any rights in or against any specific assets of the Company or any Affiliated Company.  All amounts credited to Supplemental Retirement Benefits, Surviving Spouse Benefits or Supplemental Accounts of Participants shall constitute general assets of the Company.

8.2                               Trust Agreement. Notwithstanding the provisions of Section 8.1:

(a)                                 The Company has entered into an irrevocable trust agreement (“Trust Agreement”) with a bank or trust company (with a combined capital and surplus in excess of $100 million dollars), located in the Continental United States, as trustee, whereby the Company shall contribute to a trust (“Trust”) initially and annually thereafter, for the purpose of accumulating assets actuarially sufficient to satisfy accrued obligations to Participants and Surviving Spouses under Article III hereof, in the event of a Change in Control of the Company.  The Trust Agreement shall obligate the Company to make contributions sufficient to satisfy the obligations to Participants and Surviving Spouses under Article III hereof; provided, however, that such initial contribution shall be made within ten days after the date the Board, in its discretion, deems a Change in Control of the Company likely to occur.  The discretion of the Board shall be binding and conclusive with respect to the likelihood of a Change in Control of the Company to occur.  Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of the Company in the event of insolvency.

(b)                                 The Company shall make contributions to the Trust annually for the purpose of accumulating assets sufficient to fully fund Participants’ vested and unvested Supplemental Accounts.  The Trust Agreement shall include such provisions as are applicable with respect to the investment and reinvestment of Supplemental

Contributions and Supplemental Accounts pursuant to directions given by Participants to the Company and transmitted by the Company to the Trustee pursuant to paragraph (f) of Section 4.8.

8.3                               General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Retirement Plan applicable to a Qualified Retirement Benefit, or a Qualified Surviving Spouse Benefit, including the vesting provisions, shall also be applicable to a Supplemental Retirement Benefit or a Supplemental Surviving Spouse Benefit payable hereunder, and all terms and conditions of the Qualified Retirement Savings Plan applicable to a Qualified Salary Deferral Contribution, a Qualified Company Contribution or a Qualified Profit Sharing Contribution, including the vesting provisions, shall also be applicable to the respective Supplemental Salary Deferral Contribution, Supplemental Company Contribution and Supplemental Profit Sharing Contribution to be made hereunder.  The Additional Supplemental Company Contribution shall be subject to the same terms and conditions of the Qualified Retirement Savings Plan as is the Supplemental Company Contribution.

8.4                               No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company, any Affiliated Company, or any other person or entity that the assets of the Company or any Affiliated Company will be sufficient to pay any benefit hereunder.  No Participant, Surviving Spouse or beneficiary shall have any right to receive a benefit or a distribution of contributions under the Plan except in accordance with the terms of the Plan.

8.5                               No Enlargement of Employee Rights. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Affiliated Company.

8.6                               Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.7                               Applicable Law. The Plan shall be construed and administered under the laws of the State of Illinois, except to the extent preempted by federal law.

8.8                               Small Benefits. If the actuarial value of any Supplemental Retirement Benefit or Supplemental Surviving Spouse Benefit is $5,000 or less, the Company may pay the actuarial value of such Benefit to the Participant or Surviving Spouse in a single lump sum in lieu of any further Benefit payments hereunder.  Notwithstanding the preceding sentence, in no event may a distribution be made to a Participant pursuant to this section with respect to the portion of a Participant’s Post-2004 Benefit applicable to his Supplemental Retirement Benefit unless (a) payment accompanies the termination of the Participant’s entire interest in his benefits under Article III of the Plan and his interest under all other nonqualified non-account balance plans subject to Code Section 409A maintained by the Company or any Affiliated Company, and (b) the payment is made on or before the later of December 31 of the calendar year in which occurs the Participant’s termination of employment with the Company and all Affiliated Companies, or the 15th day of the third month following such termination of employment.

8.9                               Incapacity of Recipient. If any person entitled to a payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

8.10                        Corporate Successors. The Plan shall be continued, following a transfer or sale of assets of the Company, or following the merger or consolidation of the Company into or with any other corporation or entity, by the transferee, purchaser or successor entity, unless the Plan has been terminated by the Company pursuant to the provisions of Article VII prior to the effective date of such transaction.

8.11                        Unclaimed Benefit. Each Participant, Surviving Spouse or beneficiary shall keep the Company informed of his current address.  The Company shall not be obligated to search for the whereabouts of any person.  If the location of a Participant is not made known to the Company within three years after the date on which payment of the Participant’s benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three-year period.  If, within one additional year after such three-year period has elapsed, or within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse or beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant, Surviving Spouse or beneficiary or any other person and such benefit shall be irrevocably forfeited.

8.12                        Disputed Benefits; Limitations on Liability. If there is a dispute as to whether a Participant (or the Participant’s Surviving Spouse or beneficiary) is due a benefit under Article III or Article IV of the Plan, and the Participant prevails in the dispute, the Company shall reimburse the Participant for all reasonable expenses, including legal fees, incurred by the Participant in connection with such dispute. Such reimbursement shall be made within 30 days of the Participant’s submission of an invoice following resolution of the dispute.  If not already included, the Company shall pay interest on any deferred payment of Plan benefits to the Participant, based on the 10-year Treasury bond rate in effect on the date the dispute is resolved, from the date that payment(s) of Plan benefits should have been made or commenced.  Subject to the preceding sentence, none of the Company, any Affiliated Company, any member of the Committee, nor any individual acting as an employee or agent of the Company, any Affiliated Company or the Committee, shall be liable to any Participant, former Participant, Surviving Spouse or any other beneficiary or other person for any claim, loss, liability or expense incurred by such Participant, Surviving Spouse or other beneficiary or other person in connection with the Plan.

8.13                        Tax Savings.  Notwithstanding anything to the contrary contained in the Plan, (a) if the Internal Revenue Service prevails in a claim by it that amounts credited to a

Participant’s Accounts, and/or earnings thereon, constitute taxable income to the Participant or his beneficiary for any taxable year of his prior to the taxable year in which such credits and/or earnings are distributed to him or (b) legal counsel satisfactory to the Company and the applicable Participant or his beneficiary renders an opinion that the Internal Revenue Service would likely prevail in such a claim, (i) the balance of such Participant’s Accounts that are part of his Pre-2005 Benefit, to the extent constituting taxable income, and (ii) the balance of such Participants Accounts that are part of his Post-2004 Benefit, to the extent constituting taxable income pursuant to Code Section 409A and guidance and regulations thereunder, shall be immediately distributed to the Participant or his beneficiary.  For purposes of this paragraph, the Internal Revenue Service shall be deemed to have prevailed in a claim if such claim is upheld by. a court of final jurisdiction, or if the Company, or a Participant or beneficiary, based upon an opinion of legal counsel satisfactory to the Company and the Participant or his beneficiary, fails to appeal a decision of the Internal Revenue Service, or a court of applicable jurisdiction, with respect to such claim, to an appropriate Internal Revenue Service appeals authority or to a court of higher jurisdiction, within the appropriate time period.